July 24, 2012

Kristopher J. Matula
9474 Fox Hill Circle N.
Germantown, TN 38139

Re: Separation Agreement

Dear Mr. Matula:

As has been mutually agreed upon by you and Buckeye Technologies Inc. (the “Company”), your employment with the Company will cease effective August 31, 2012 (the “Termination Date”). This Separation Agreement (the “Agreement”) sets forth the conditions of your termination of employment with the Company and its affiliates and the associated compensation and benefits which you will be provided.

I.           Termination of Employment

1.
Your last day of active employment will be the Termination Date. In anticipation of your departure, you will be deemed to have resigned from any and all officer positions with the Company and any subsidiaries or affiliates of the Company, effective at the close of business on August 7, 2012.  You will also be deemed to resign from the Board of Directors of the Company and from any position you hold on the boards of directors and boards of managers of any subsidiaries or affiliates of the Company, effective at the close of business on August 7, 2012.

2.	All restricted stock granted to you under the Buckeye Technologies Inc. Restricted Stock Plan, will be forfeited on the Termination Date with no further compensation due to you.

3.
Your active health care coverage will go through the end of the month in which your Termination Date occurs. At the end of this period you will be responsible for maintaining COBRA continuation coverage, if you choose to continue in the plan.

4.
You will be paid any salary and other compensation due through the Termination Date (including (a) any unpaid portion of the bonus you are entitled to under the All-Employee Bonus Plan for the fiscal year ended June 30, 2012, (b) any unpaid portion of the bonus you would have been entitled to under the At Risk Compensation Bonus Plan with respect to the fiscal year ended June 30, 2012, as if you had remained employed through the date payments are made pursuant to such plan, such amount, if any, to be paid at the time bonuses under such plan would be paid to other active participants and (c) any unpaid portion of the amount you would have been entitled to under the Retirement Replacement Plan with respect to the fiscal year ended June 30, 2012, as if you had remained employed through the date payments are made pursuant to such plan, such amount, if any, to be paid at the time payments under such plan would be paid to other active participants) and you will receive an amount which represents your accrued, but unused, vacation entitlement as of the Termination Date.

5.
Except as specifically set forth in the Agreement, all other payments and benefits, including without limitation, your participation in the Buckeye Technologies Inc. Retirement Replacement Plan and your participation in any other Company bonus plan, will cease after the Termination Date per normal procedures.  We will arrange for you to talk with a representative of the Human Resources Department who will review with you the accrued benefits to which you are entitled.

II.           Separation Benefits and Release of Claims

In light of your past service to the Company and in consideration of your timely execution of a general release substantially in the form attached as Exhibit A, which becomes effective within 30 days following the Termination Date (the “Release”), the Company has agreed to provide you with certain payments and benefits to which you would not otherwise be entitled.  Please note, if you fail to timely execute the Release, the terms and conditions detailed in Section I above will continue to apply, but you will not be entitled to any of the payments and benefits set forth in this Section II.

You acknowledge that the separation payments and benefits set forth in this Section II exceed those which the Company is required to provide to terminated employees.  Accordingly, subject to the timely execution and effectiveness of the Release, you will receive the following:

1.
The Company will pay you a lump sum separation payment in the amount of $970,000, less withholdings required by state and federal laws.  You will be paid this amount as soon as practicable following the date on which the Release becomes timely effective.

2.
Any options granted to you under the Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”) on July 20, 2010 and July 26, 2011, which would otherwise be unvested as of the Termination Date, shall become fully vested and exercisable as of the Termination Date.  All time-vested restricted stock (but not performance shares), granted to you under the 2007 Plan on July 20, 2010 and July 26, 2011, which would otherwise be unvested as of the Termination Date, shall become fully vested and free from forfeiture restrictions as of the Termination Date.

3.
All of your outstanding options including those that are vested and exercisable as of the Termination Date, and those which become vested pursuant to Section II.2 above will, notwithstanding any provision to the contrary in the 2007 Plan, the Second Amended and Restated 1995 Incentive and Nonqualified Stock Option Plan for Management Employees of Buckeye Technologies Inc. and/or any option award agreement, remain outstanding and exercisable until the earlier of: (a) the second anniversary of the Termination Date or (b) the original expiration date of such option.

4.	For the purposes of your Performance Shares awards (as defined under the 2007 Plan), your termination of employment will be treated as a retirement.

*
2010 Performance Shares - As of your Termination Date, 72.35% (793 days of employment over the 1,096 day vesting period) of the target Performance Shares awarded to you on July 20, 2010 (the “2010 Performance Shares”) (11,757 shares) will remain outstanding and will vest and be paid, if at all, based on the Company’s performance over the three year performance cycle as compared to the performance targets as set forth in the applicable Performance Award Agreement.  Payment, if any, will be made at the same time as payment is made to active employees at the end of such performance cycle.  The remaining 27.65% of your target 2010 Performance Share award (4,493 shares) will be forfeited as of the Termination Date with no further compensation due to you.  By illustration, if the Company’s performance over the applicable performance period results in 50% of the target 2010 Performance Share award being earned, then you will receive 5,878 shares (11,757 times 50%).

*
2011 Performance Shares - As of your Termination Date, 39.05% (428 days of employment over the 1,096 day vesting period) of the target Performance Shares awarded to you on July 26, 2011 (the “2011 Performance Shares”) (2,338 shares) will remain outstanding and will vest and be paid, if at all, based on the Company’s performance over the three year performance cycle as compared to the performance targets as set forth in the applicable Performance Award Agreement.  Payment, if any, will be made at the same time as payment is made to active employees at the end of such performance cycle.  The remaining 60.95% of your target 2011 Performance Share award (3,651 shares) will be forfeited as of the Termination Date with no further compensation due to you.  By illustration, if the Company’s performance over the applicable performance period results in 50% of the target 2011 Performance Share award being earned, then you will receive 1,169 shares (2,338 times 50%).

5.
To receive (or to continue to) receive any of the payments or benefits provided under this Section II, you: (i) must return all Company property upon the Company’s request, including but not limited to, credit cards, computer, and office equipment, etc., prior to your Termination Date; and (ii) agree to continue to abide by the terms of the Non-Compete Agreement between the Company and you, dated as of October 1, 1999 (the

“Non-Compete Agreement”).  Please note if you violate any of the terms of the Non-Compete Agreement, the Company will have no obligation to continue to pay or provide any of the amounts or benefits under this Section II.

The payments and benefits provided hereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as short-term deferrals and accordingly are not subject to the six month delay under Section 409A.  The payments and benefits provided hereunder will neither commence or be made, as applicable, until and unless the Release becomes timely effective within the 30 day period following the Termination Date.  As such period ends in the current calendar year, payments will be made as set forth above (in the unlikely event such 30 day period ends in a calendar year after the year in which the Termination Date occurs, the payments and benefits provided hereunder shall commence or be made no earlier than the first day of such later calendar year).

III.           Miscellaneous

The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes it determines may be appropriate.

We advise that you consult with an attorney before you sign this Agreement.  It is understood that any attorney’s fees incurred will be at your expense.  You hereby acknowledge that you are acting of your own free will, that you have been afforded a reasonable time to read and review the terms of this Agreement, and that you are voluntarily executing this Agreement with full knowledge of its provisions and effects.

By your signature below, you also confirm that you have relied on no promises or representations made to you by the Company or its affiliates or anyone acting by, for, or on behalf of the Company or its affiliates in deciding to sign this Agreement, other than as set forth in this Agreement, and that the only money and benefits offered in exchange for your signing this Agreement and the Release are those set forth in this Agreement.

This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.  This Agreement shall be governed by the laws of the State of Tennessee without regard to the conflict of law principles of any jurisdiction.

If you agree to these terms, please sign the acknowledgment which appears below on the enclosed copy of this letter and return it to Sheila Jordan Cunningham, Senior Vice President and General Counsel.

Sincerely,
BUCKEYE TECHNOLOGIES INC.

/s/ Sheila Jordan Cunningham
Sheila Jordan Cunningham
Senior Vice President, General Counsel

ACKNOWLEDGMENT AND AGREEMENT

I have read the foregoing terms and conditions.  I fully understand them and have had the opportunity to have any questions answered by Company personnel and to consult with attorneys and advisors of my own choice.  After due consideration, I hereby accept and agree to all of the terms and conditions set forth above.

/s/ Kristopher J. Matula
                       Kristopher J. Matula

Date: July 24, 2012

EXHIBIT A
General Release

IN CONSIDERATION of the payments, benefits, terms and conditions contained in the Separation Agreement by and between KRISTOPHER J. MATULA (the “Executive”) and BUCKEYE TECHNOLOGIES INC. (the “Company”), dated July 24, 2012 (the “Separation Agreement”); and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive, on behalf of himself and his heirs, executors, administrators, and assigns, hereby fully and unconditionally releases and discharges the Company, and any entity related to the Company, in the past or present, including without limitation the Company’s predecessors, successors, parents, subsidiaries, affiliates and their respective past or present officers, directors, and employees; any entity providing insurance in the past or present to the Company, its subsidiaries or affiliates; and/or any person or entity who acted on behalf of the Company, its subsidiaries or affiliates or on instructions of the Company, its subsidiaries or affiliates (collectively the “Releasees”) from any and all claims, losses, liabilities, demands, causes of action, fees, including attorney’s fees, compensation, back pay, and/or front pay, employment or re-employment, and any other obligation and liability, including but not limited to, all causes of action arising out or in any way related to his employment by the Company or its affiliates, or his termination of employment, whether arising under Title VII of the Civil Rights Act of 1964, as amended, the Federal Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Tennessee Human Rights Act, 42 U.S.C. Section 1981, the Family and Medical Leave Act, and/or any other federal, state or local statute, ordinance, or regulation, or common law governing employment and employment discrimination, including retaliatory discharge, actions based on misrepresentation, breach of contract or agreement, defamation, intentional infliction of emotional distress, wrongful discharge, discharge in violation of public policy, workers’ compensation retaliation, invasion of privacy, interference with prospective economic advantage, interference with contractual relations, negligence, all express, implied or other warranty claims and any claims directly or indirectly relating to loss or destruction of evidence, intentional or otherwise (the “Release”).  The Executive hereby acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he believes he is entitled under the Company’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended.  The Company has no pending request for FMLA leave from the Executive.  The Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any of its affiliates to the Executive; and the Executive hereby acknowledges that there have been no such violations and the Company has not mistreated him in any way on account of any illness or injury to him or any member of his family.  The Executive hereby further acknowledges that he has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he believes he is entitled under the Fair Labor Standards Act, as amended.  This Release does not apply to (i) any claims which cannot be released by private agreement, (ii) any of the Company’s obligations to the Executive under any tax qualified pension plan of the Company, (iii) any rights of the Executive under any applicable directors’ and officers’ liability insurance policies maintained by the Company or (iv) amounts due under the Separation Agreement.

Because this Release includes a release and waiver as to rights or claims under the Age Discrimination in Employment Act, the Executive’s signature below acknowledges that this Release complies with the Older Worker Benefit Protection Act of 1990 (“OWBPA”), and further acknowledges that he confirms, understands, and agrees to the terms and conditions of this Release; that these terms are written in lay person terms, that he understands the terms of the Release and that the Executive has been fully advised of his rights to seek the advice and assistance of consultants, including an attorney, as well as tax advisors, to review this Release.  The Executive’s signature below also acknowledges that the Executive does not waive any rights or claims under the Age Discrimination in Employment Act that may arise after the date this Release is signed by the Executive.

The Executive understands that he has up to twenty-one (21) days to consider whether to sign this Release.  By executing this Release on the date shown below, he voluntarily elects to forego any remaining portion of the twenty-one day waiting period.  The Executive’s  signature also acknowledges that, in compliance with the OWBPA, he has been fully advised by the Company of his right to revoke and nullify this Release, which right must be exercised, if at all, within seven (7) days of the date of his signature. This Release will not become effective or enforceable until the expiration of the seven day period.  Any revocation of this Release must be in writing and delivered to the company as follows:

Sheila Jordan Cunningham
Senior Vice President, General Counsel
Buckeye Technologies Inc.
1001 Tillman Street
P.O. Box 80407
Memphis, Tennessee 38108

THE EXECUTIVE ALSO AFFIRMS THAT HE HAS BEEN FREE TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE FULLY UNDERSTANDS THE MEANING AND INTENT OF THIS RELEASE, INCLUDING, BUT NOT LIMITED TO ITS FINAL AND BINDING  EFFECTS.

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

_______________________ KRISTOPHER J. MATULA Date: _________________________